Exhibit 5(b)

Writer’s Direct Dial: +44 20 7614 2237

E-Mail: ssperber@cgsh.com

November 3, 2020

Aktiebolaget Svensk Exportkredit (publ)

(Swedish Export Credit Corporation)

Klarabergsviadukten 61-63

P.O. Box 194

SE-111 64 Stockholm

Sweden

Ladies and Gentlemen:

We have acted as special United States counsel to Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation), a Swedish public limited liability company (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of the Company’s registration statement on Form F-3 (including the documents incorporated by reference therein, the “Registration Statement”) pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the offering from time to time, together or separately in one or more series, of debt securities of the Company (the “Securities”). The Securities being registered under the Registration Statement will have an indeterminate aggregate initial offering price and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

The Securities will be issued pursuant to an indenture, dated as of August 15, 1991 (the “Base Indenture”), as supplemented by a first supplemental indenture, dated as of June 2, 2004 (the “First Supplemental Indenture”), a second supplemental indenture, dated as of January 30, 2006 (the “Second Supplemental Indenture”), a third supplemental indenture, dated as of October 23, 2008 (the “Third Supplemental Indenture”), a fourth supplemental indenture, dated as of March 8, 2010 (the “Fourth Supplemental Indenture”), and a fifth supplemental indenture, dated as of November 3, 2020 (the “Fifth Supplemental Indenture” and, together with the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the “Supplemental Indentures,” and the Base Indenture as supplemented by the Supplemental Indentures, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (in part, as successor in interest to J.P. Morgan Trust Company, N.A. and The First National Bank of Chicago), as Trustee.

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein;

(b)	a facsimile copy of the master global note, including the rider thereto (the “Master Note”), representing the Company’s Medium-Term Notes, Series G, as executed by the Company and authenticated by the Trustee; and

(c)	an executed copy of each of the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and the Fifth Supplemental Indenture.

In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture, except that we express no opinion as to the validity, binding nature or enforceability of any provisions of the Securities or the Indenture that are expressed to be governed by Swedish law.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy, those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, (c) we express no opinion with respect to the effect of any mandatory choice of law rules and (d) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

In rendering the opinion expressed above, we have further assumed that (i) prior to the issuance of the Securities, the Company will authorize the offering and issuance of the Securities and will duly authorize, approve and establish the final terms and conditions thereof, which terms will conform to the descriptions thereof in the Registration Statement and to the terms of the Indenture, and will not violate any applicable law, conflict with any matter of public policy, result in a default under or breach of any agreement or instrument binding upon the Company or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (ii) prior to the issuance of the Securities, the Company will duly authorize, execute and deliver any other agreement necessary with respect to the Securities or contemplated by such Securities, establish the forms of such Securities as necessary or contemplated by any such agreement or the Indenture or by law and will take any other appropriate additional corporate action and the form of the Securities will conform to the Master Note; (iii) any instruments or receipts evidencing the Securities and any agreement governing the Securities will be governed by New York law; (iv) the Securities will be offered, issued, sold and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Securities and the Indenture and any other agreement governing such Securities and in the manner contemplated by the Registration Statement; (v) the Securities will be offered, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto; and (vi) if issued in certificated form, certificates representing the Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated and countersigned, and if issued in book-entry form, the Securities will be duly registered to the extent required by any applicable agreement.

In rendering the opinion expressed above, we have assumed that each series of Securities will be issued with an original aggregate principal amount (or in the case of Securities issued at original issue discount, an aggregate issue price) of $2,500,000 or more.

With respect to the second sentence of Section 115 of the Base Indenture (and any similar provision of the Securities or any other agreement governing the Securities), we express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Indenture where jurisdiction based on diversity of citizenship does not exist. We note that the enforceability of the waiver of immunities by the Company set forth in Section 115 of the Base Indenture (and any similar provision of the Securities or any other agreement governing the Securities) is subject to the limitations imposed by the U.S. Foreign Sovereign Immunities Act of 1976.

We note that any designation in the Securities or any applicable agreement governing the Securities (including in Section 115 of the Base Indenture) of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to such Securities or agreement (notwithstanding any waiver thereof) is subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

We note that by statute, the law of the State of New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding Federal statute and no controlling Federal court decision on this issue. Accordingly, we express no opinion as to whether a Federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars. In addition, to the extent that any Securities or applicable agreement governing the Securities includes a provision relating to indemnification against any loss in obtaining currency due from a court judgment in another currency, we express no opinion as to the enforceability of such provision.

We have assumed that any Indexed Security (as such term is defined in the Original Indenture) will comply with the U.S. Commodity Exchange Act, as amended, and the rules, regulations and orders of the U.S. Commodity Futures Trading Commission promulgated thereunder or with any applicable exclusion or exemption therefrom, and with any applicable provisions of state law.

The foregoing opinion is limited to the law of the State of New York.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Validity of the Debt Securities” and in any prospectus supplement related thereto as counsel for the Company that has passed on the validity of the Securities, and to the use of this opinion letter as a part (Exhibit 5(b)) of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sebastian Sperber

Sebastian R. Sperber, a Partner